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EXHIBIT 3.1


                           ARTICLES OF INCORPORATION
                                      OF
                        HAMPTON ROADS BANKSHARES, INC.



                                   ARTICLE I

                                     NAME

     The name of the Corporation is:

          Hampton Roads Bankshares, Inc.


                                  ARTICLE II

                                    PURPOSE

     The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act (the "VSCA").


                                  ARTICLE III

                                 CAPITAL STOCK

     (a) The Corporation shall have the authority to issue 40,000,000 shares of Common Stock, par value $0.625 per share, and 1,000,000 shares of Preferred Stock, no par value.

     (b) The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any share thereof. The Preferred Stock of all series shall have the preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series in the same class. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on outstanding shares of Common Stock with respect to the same dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                                  ARTICLE IV

                    REGISTERED OFFICE AND REGISTERED AGENT

     The post office address of the initial registered office shall be c/o Kaufman & Canoles, One Commercial Place, Suite 2000, Norfolk, Virginia 23510 in the City of Norfolk. The initial registered agent shall be Robert H. Powell, III, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.
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                                   ARTICLE V

                             NO PREEMPTIVE RIGHTS

     Except as otherwise set forth in the terms, preferences and rights of any class or series of shares of Preferred Stock hereafter authorized and issued pursuant to Article III(b) of these Articles of Incorporation, no holder of any shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase such shares.

                                  ARTICLE VI

                    LIMIT ON LIABILITY AND INDEMNIFICATION

     (a) To the full extent that the VSCA, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

     (b) To the full extent permitted and in the manner prescribed by the VSCA and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     (c) Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.


                                  ARTICLE VII

                              BOARD OF DIRECTORS

     (a) Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, subject to any requirement of action by the Corporation's shareholders under the VSCA, these Articles of Incorporation or the Corporation's Bylaws, as each may be amended from time to time. The Board of Directors shall consist of not less than eight
(8) nor more than eighteen (18) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

     (b) Classified Board of Directors. The Board of Directors shall be divided into three classes, Class A, Class B and Class C, as nearly equal in number as possible. Directors of the first class (Class A) shall be elected to hold office for a term expiring at the 2002 annual meeting of shareholders, directors of the second class (Class B) shall be elected to hold office for a term expiring at the 2003 annual meeting of shareholders, and directors of the third class (Class
C) shall be elected to hold office for a term expiring at the 2004 annual meeting of shareholders. Beginning with the 2002 annual meeting of shareholders, the successors to the class of directors whose terms shall then expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When and if the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.

     (c) Removal of Directors by Shareholders. Any director elected by the holders of the Corporation's Common Stock may only be removed by shareholders for cause. For purposes of this Article VII(c), the term "cause" shall mean engaging in willful misconduct or a knowing violation of the criminal law or of any federal or

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state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

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